Exhibit 10.3

TUHURA BIOSCIENCES, INC.

WARRANT AMENDMENT AGREEMENT

(2022 WARRANTS)

THIS WARRANT AMENDMENT AGREEMENT (this “Agreement”) is made and entered into effective as of April 21, 2026 (the “Effective Date”), by and between TUHURA BIOSCIENCES, INC., a Nevada corporation (the “Company”), and K & V INVESTMENT ONE LLC, a Florida limited liability company (the “Holder”).

RECITALS

A. Pursuant to the following Common Stock Purchase Warrants previously issued by TuHURA Biosciences, Inc., a Delaware corporation (“TuHURA Delaware”), to the Holder, the Holder was granted the following warrants to purchase the following number of shares of common stock, par value $0.0001 per share, of TuHURA Delaware, at the exercise prices indicated below (the “Predecessor Warrants”):

Predecessor Warrants	Date of Predecessor Warrant	# of Warrant Shares	Exercise Price Per Share
Common Stock Purchase Warrant #1 (Warrant No. W-403)	August 31, 2022	8,522,729	$0.66
Common Stock Purchase Warrant #2 (Warrant No. W-404)	August 31, 2022	8,522,729	$0.66

B. On October 18, 2024, the Company completed a merger transaction in accordance with the terms of the Agreement and Plan of Merger, dated as of April 2, 2024 (the “Merger Agreement”), by and among the Company (which was named Kintara Therapeutics, Inc. at the time), TuHURA Delaware, and Kayak Mergeco, Inc., a direct wholly owned subsidiary of the Company (“Merger Sub”), pursuant to which Merger Sub merged with and into TuHURA Delaware, with TuHURA Delaware surviving as a direct wholly owned subsidiary of the Company (the “Merger”).

C. As a result of the Merger and pursuant to the terms of the Merger Agreement, on October 18, 2024, the Predecessor Warrants were converted into and exchanged for replacement warrants (the “Existing Warrants”) entitling the Holder to purchase the following number of shares of Company common stock, par value $0.001 per share (“Common Stock”), at the exercise prices set forth below, with the Existing Warrants otherwise having the same terms and provisions as the Predecessor Warrants, including the Expiration Dates (as defined in the Predecessor Warrants) set forth below (the “Original Expiration Dates”):

Existing Warrants	Date of Predecessor Warrant	# of Warrant Shares under Existing Warrant after Merger	Original Expiration Dates	Exercise Price after Merger
Common Stock Purchase Warrant #1	August 31, 2022	1,524,716	August 31, 2029	$3.69
Common Stock Purchase Warrant #2	August 31, 2022	1,524,716	August 31, 2029	$3.69

D. On the date hereof, the Company desires to enter into a Loan Agreement (the “Loan Agreement”) with Parkview Holdings One, LLC (“Parkview”), a Florida limited liability company and an affiliate of the Holder, under which Parkview has agreed to make available to the Company a loan facility in the amount of up to $50 million in the aggregate upon the terms and conditions set forth in the Loan Agreement.

E. The Company and the Holder desire to hereby memorialize their agreement that the Company will extend the Expiration Date of the Existing Warrants from the Original Expiration Dates to April 21, 2031, in consideration of, and as a condition to, Parkview entering in the Loan Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Recitals. The foregoing Recitals are true and correct and incorporated into this Agreement.

2. Amendment to Existing Warrant. Contingent on Parkview executing and delivering the Loan Agreement to the Company, the Expiration Date of each of the Existing Warrants is hereby amended to be 5:00 p.m., Tampa, Florida time, on April 21, 2031 (the “Extended Expiration Date”), and the “Expiration Date” of the Existing Warrants shall hereafter be the Extended Expiration Date. Notwithstanding the foregoing, nothing set forth in this paragraph shall affect any terms and provisions of the Existing Warrants that would result in the termination of the Existing Warrants prior to the Extended Expiration Date, including without limitation the termination provisions set forth in Section 2.4 of the Existing Warrants.

3. General. This Agreement shall be governed by, and shall be construed in accordance with, the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the laws of the State of Delaware. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. At any time or from time to time after the date hereof, at the request of a party hereto and without further consideration, the other party hereto and its successors or assigns, shall execute and deliver, or shall cause to be executed and delivered, such other instruments and take such other actions as such party may reasonably request to effect the transactions contemplated hereby.

4. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimile and/or other electronically transmitted signatures shall be effective for all purposes.

5. Continuing Effect. Other than as set forth in this Agreement, all of the terms and conditions of the Existing Warrant shall continue in full force and effect.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Warrant Amendment Agreement as of the Effective Date.

COMPANY:

TUHURA BIOSCIENCES, INC.

By:	/s/ James Bianco, M.D.
Name: James A. Bianco
Title: Chief Executive Officer

HOLDER:

K & V Investment One LLC

/s/ Vijay Patel
Vijay Patel, Manager